================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*





                             SEMOTUS SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   81684P 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================


                                Page 1 of 4 pages

=====================                                                ===========
CUSIP NO. 81684P 10 7                 13G                            PAGE 2 OF 4
=====================                                                ===========

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Anthony N. Lapine
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           2,033,020
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 269,804
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   2,033,020
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           269,804
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,302,824
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.7%**
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
** Based on 18,121,365 shares of common stock of the issuer outstanding as of December 31, 2002.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 pages

=====================                                                ===========
CUSIP NO. 81684P 10 7                 13G                            PAGE 3 OF 4
=====================                                                ===========


                                      2
Item 1.

       (a)    Name of Issuer: Semotus Solutions, Inc.
              --------------

       (b)    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              16400 Lark Ave., Suite 230, Los Gatos, CA 95032

Item 2.

       (a)    Name of Person Filing: Anthony N. LaPine
              ---------------------

       (b)    Address of Principal Business Office:
              -------------------------------------
              16400 Lark Ave., Suite 230, Los Gatos, CA 95032

       (c)    Citizenship: USA
              -----------

       (d)    Title of Class of Securities: Common Stock, $.01 par value
              ----------------------------

       (e)    CUSIP No.: 81684P 10 7
              ---------

Item 3.       If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b),
              -----------------------------------------------------------------
              check whether the person filing is a:
              -------------------------------------
              Not applicable.

Item 4.       Ownership.
              ---------

       (a)    Amount Beneficially Owned: 2,302,824

       (b)    Percent of Class: 12.7%*

       (c)    Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote: 2,033,020(1)

             (ii) shared power to vote or to direct the vote: 269,804(2)

            (iii) sole power to dispose or to direct the disposition of:
                  2,033,020(1)

             (iv) shared power to dispose or to direct the disposition of:
                  269,804(2)

(1) Includes 1,015,000 shares held directly; 718,020 shares underlying stock options exercisable within 60 days; and 300,000 shares underlying warrants held by Mr. LaPine.

(2) Includes 3,000 shares held directly; 266,804 shares underlying stock options exercisable within 60 days held by Pamela LaPine, Mr. LaPine's wife.


* Based on 18,121,365 shares of common stock of the issuer outstanding as of December 31, 2002.

                                Page 3 of 4 pages

=====================                                                ===========
CUSIP NO. 81684P 10 7                 13G                            PAGE 3 OF 4
=====================                                                ===========


Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------
              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------
              Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company.
              ------------------------------------------------------------
              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------
              Not applicable.

Item 9.       Notice of Dissolution of Group.
              ------------------------------
              Not applicable.

Item 10.      Certification.
              -------------
              Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 2003                          /s/ Anthony N. LaPine
                                                  ------------------------------
                                                  Anthony N. LaPine









                                Page 4 of 4 pages